INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN NUVEEN FUND ADVISORS, LLC AND

NWQ INVESTMENT MANAGEMENT COMPANY, LLC

Schedule A

Amended as of October 15, 2014

Fund Name	Effective Date	Period End	Compensation Percentage
Nuveen NWQ Global Equity Fund	October 1, 2014	August 1, 2015	50.0000%
Nuveen NWQ Global Equity Income Fund	October 1, 2014	August 1, 2015	50.0000%
Nuveen NWQ Large-Cap Value Fund	October 15, 2014	August 1, 2015	50.0000%
Nuveen NWQ Multi-Cap Value Fund	October 1, 2014	August 1, 2015	50.0000%
Nuveen NWQ Small/Mid-Cap Value Fund	October 1, 2014	August 1, 2015	50.0000%
Nuveen NWQ Small-Cap Value Fund	October 1, 2014	August 1, 2015	50.0000%

[SIGNATURE PAGE FOLLOWS]

Dated: October 15, 2014
NUVEEN FUND ADVISORS, LLC

	BY:	/s/ KEVIN J. MCCARTHY
Managing Director

ATTEST:

/S/ VIRGINIA O’NEAL

NWQ INVESTMENT MANAGEMENT COMPANY, LLC

	BY:	/s/ AVI MIZRACHI
Managing Director

ATTEST:

/S/ CRISTAL M. GARCIA

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